UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 13, 2012

International Paper Company

(Exact name of registrant as specified in its charter)

Commission file number 1-3157

New York	13-0872805
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6400 Poplar Avenue, Memphis, Tennessee	38197
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (901) 419-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 13, 2012, pursuant to the Agreement and Plan of Merger, dated as of September 6, 2011 (as amended, the “Merger Agreement”), by and among International Paper Company, a New York corporation (“International Paper”), Temple-Inland Inc., a Delaware corporation (“Temple-Inland”), and Metal Acquisition Inc., a Delaware corporation and wholly owned subsidiary of International Paper (“Purchaser”), Purchaser merged with and into Temple-Inland, with Temple-Inland surviving as a wholly owned subsidiary of International Paper (the “Merger”).

A copy of International Paper’s press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

International Paper used a combination of cash on hand and $1.4 billion of borrowings to purchase the equity of Temple-Inland and to repay certain debt of Temple-Inland. In connection with the acquisition, Temple-Inland terminated its $600 million revolving credit facility and $80 million of other committed credit agreements. Temple-Inland’s other indebtedness, including its accounts receivables securitization facility, which is described in its 2010 Annual Report on Form 10-K, remains outstanding.

The borrowings made by International Paper in connection with the transaction consisted primarily of a $1.2 billion term loan credit agreement (the “Credit Agreement”), with a syndicate of banks and other financial institutions as lenders (the “Lenders”), and UBS AG, Stamford Branch, as administrative agent (“UBS AG”). International Paper also borrowed approximately $200 million under a new credit facility entered into with Sumitomo Mitsui Banking Corporation, as administrative agent and initial lender.

Borrowings under the Credit Agreement are unsecured and will be guaranteed by International Paper’s U.S. subsidiaries if any such subsidiary guarantees indebtedness of International Paper for borrowed money of $100 million or more. Borrowings under the Credit Agreement will mature and become due and payable on February 13, 2017, unless repaid earlier by International Paper or accelerated and declared due and payable earlier by the administrative agent upon an event of default.

Borrowings under the Credit Agreement will bear interest at a rate per annum equal to, at the option of International Paper, (i) the higher of (a) the rate equal to the Federal Funds Rate plus 50 basis points and (b) UBS AG’s prime commercial lending rate or (ii) a rate equal to the London Interbank Offered Rate for the deposit of U.S. dollars, or LIBOR, in each case plus a margin, which fluctuates based upon the credit ratings assigned by S&P and Moody’s to International Paper’s senior unsecured long-term debt securities from time to time.

The Credit Agreement contains customary affirmative and negative covenants, as well as customary events of default. The financial covenants in the Credit Agreement are identical to the ones in International Paper’s $1.5 billion five-year credit agreement dated August 26, 2011, and require International Paper to maintain a:

•	Consolidated net worth (total shareholders’ equity, excluding accumulated other comprehensive loss, plus any cumulative goodwill impairment charges) of no less than $9 billion; and

•	Ratio of total debt to total capital (total debt plus consolidated net worth) that does not exceed 0.6 to 1.0.

Certain of the Lenders and their affiliates engage in transactions with, and perform services for, International Paper and its affiliates in the ordinary course of business and have engaged, and may in the future engage, in other commercial banking transactions and investment banking, financial advisory and other financial services transactions with International Paper and its affiliates.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference

Item 7.01 Regulation FD Disclosure.

On February 13, 2012, International Paper issued a press release regarding the completion of the acquisition of Temple-Inland. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

10.1	Credit Agreement, dated as of February 13, 2012, by and among International Paper Company, UBS AG, Stamford Branch, as administrative agent; BNP Paribas Securities Corp., as syndication agent; Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and The Royal Bank of Scotland PLC, as co-documentation agents; UBS Securities LLC, BNP Paribas Securities Corp., CoBank, ACB, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and RBS Securities Inc., as joint lead arrangers; and the lenders party thereto.

99.1	International Paper Company Press Release, dated February 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Paper Company

Date: February 16, 2012	By:	/s/ Sharon R. Ryan
	Name:	Sharon R. Ryan
	Title:	Senior Vice President, General Counsel
and Corporate Secretary

EXHIBIT INDEX

Number	Description

10.1	Credit Agreement, dated as of February 13, 2012, by and among International Paper Company, UBS AG, Stamford Branch, as administrative agent; BNP Paribas Securities Corp., as syndication agent; Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and The Royal Bank of Scotland PLC, as co-documentation agents; UBS Securities LLC, BNP Paribas Securities Corp., CoBank, ACB, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and RBS Securities Inc., as joint lead arrangers; and the lenders party thereto.

99.1	International Paper Company Press Release, dated February 13, 2012.